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| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Zembower                      David                            E.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     12305 South New Avenue
    ----------------------------------------------------------------------------
                                   (Street)

        Lemont                     Illinois                           60439
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               10/25/00
                                                                  --------------

3.  I.R.S. or Social Security Number of Reporting Person, if an
    entity (voluntary)
                       --------------

4.  Issuer Name and Ticker or Trading Symbol MediChem Life Sciences, Inc. (MCLS)
                                             -----------------------------------

5.  Relationship of Reporting Persons to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                         Vice President of Operations
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).
                                                                          (Over)
                                                                 SEC 1473 (7-97)

FORM 3 (continued)

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative     2. Date Exer-       3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)        cisable and         Underlying Derivative Security      or              Form of        direct Bene-
                               Expiration          (Instr. 4)                          Exercise        Derivative     ficial
                               Date                                                    Price           Security:      Ownership
                               (Month/Day/                                             of              Direct (D)     (Instr. 5)
                               Year)                                                   Derivative      or In-
                           ----------------------------------------------------        Security        direct (I)
                            Date        Expira-                      Amount or                         (Instr. 5)
                            Exer-       tion          Title          Number of
                            cisable     Date                         Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 (right to buy)             01/01/01(1) 01/01/08   Common Stock           20,539       $0.47               D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 (right to buy)             07/01/00(2) 07/01/09   Common Stock           27,983       $2.36               D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 (right to buy)             05/18/01(3) 05/18/10   Common Stock            9,327       $7.61               D
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
Explanation of Responses:

(1) The options vest and become exercisable in 33% increments on 01/01/01, 01/01/02 and 01/01/03.

(2) The options vest and become exercisable in 33% increments on 07/01/00, 07/01/01 and 07/01/02.

(3) The options vest and become exercisable in 33% increments on 05/18/01, 05/18/02 and 05/18/03.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                              /s/ David E. Zembower            October 19, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


                                                                          Page 2
                                                                 SEC 1473 (7-97)